SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 6, 2012

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-0392908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, the Board of Directors of the Company approved an amendment to the 2007 Equity Incentive Plan of Endurance Specialty Holdings Ltd. (the “Plan”). The amendment removes from the Plan the specific provisions in the Plan related to the treatment of outstanding equity incentives upon the death, disability or retirement of a participant in the Plan. The amendment allows the Board of Directors of the Company greater ability to tailor those provisions to particular circumstances in individual equity incentive agreements.

The amendment to the Plan does not (i) increase the maximum number of ordinary shares in the aggregate which are subject to the Plan, (ii) increase the maximum number of ordinary shares in the aggregate which may be delivered to individual participants, (iii) materially change the class of persons eligible to be participants under the Plan or materially increase the benefits accruing to participants under the Plan or (iv) rescind the Plan’s prohibition on the repricing of outstanding equity incentive awards. Accordingly, the amendment to the Plan does not require the approval of the Company’s shareholders.

The foregoing summary of the terms of the amendment to the Plan does not purport to be complete and is qualified in its entirety by reference to the amended Plan attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	2007 Equity Incentive Plan of Endurance Specialty Holdings Ltd., as amended through March 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 6, 2012

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	2007 Equity Incentive Plan of Endurance Specialty Holdings Ltd., as amended through March 1, 2012

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